Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-269107) on Form S-8 and the registration statement (No. 333-269228) on Form S-3 of our report dated February 26, 2025, with respect to the consolidated financial statements of Sitio Royalties Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
February 26, 2025